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| FORM 3 |    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                 Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Ritchie Capital Management, L.L.C.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    210 East State Street
    ----------------------------------------------------------------------------
                                   (Street)

       Batavia                     Illinios                           60510
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)               04/30/02
                                                                  --------------

3.  I.R.S Identification Number of Reporting Person, if an entity
    (voluntary)

4.  Issuer Name and Ticker or Trading Symbol  KFX Inc. (KFX)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director    ___ Officer              X  10% Owner    ___ Other
                        (give title below)  ---                  (specify below)

                          _____________________________

6.  If Amendment, Date of Original (Month/Day/Year)             N/A
                                                    ----------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    ___ Form filed by One Reporting Person
     X  Form filed by More than One Reporting Person
    ---

             Table I--Non-Derivative Securities Beneficially Owned

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form;  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
Common Stock           2,000,000                (1)
--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form
     displays a currently valid OMB control number.                       Page 1
                                                                 SEC 1473 (2-02)

FORM 3 (continued) Table II-- Derivative Securities Beneficially Owned (e.g.,
                   puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Date Exercisable   3. Title and Amount of Securities 4. Conver-  5. Owner-     6. Nature of Indirect
   Security (Instr. 4)       and Expiration        Underlying Derivative Security    sion or     ship          Beneficial Ownership
                             Date                  (Instr. 4)                        Exercise    Form of       (Instr. 5)
                             (Month/Day/ Year)                                       Price of    Deriv-
                                                                                     Deri-       ative
                                                                                     vative      Security:
                                                                                     Security    Direct
                          -------------------------------------------------------
                          Date                                        Amount or                  (D) or
                          Exer-      Expira-                          Number of                  Indirect
                          cisable    tion Date            Title       Shares                     (I)
                                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Warrant                   3/28/02     03/27/10  Common Stock            450,000      $2.75         (1)
------------------------------------------------------------------------------------------------------------------------------------
Warrant                   4/30/02     04/29/10  Common Stock          1,800,000      $2.75         (1)
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:
(1) These securities are owned solely by Ram Trading, Ltd., who is a member of a "group" with the other signatories to this Form 3 for purposes of Section 13(d) of the Exchange Act.

                                     Ritchie Capital Management, L.L.C., by:
                                     THR, Inc.

                                     /s/ A.R. Thane Ritchie             5/9/02
                                     -----------------------------      ------
                                     A.R. Thane Ritchie, President       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             JOINT FILER INFORMATION
                             -----------------------

Name:                      RAM Trading, Ltd.

Address                    c/o Caledonian Bank & Trust Limited
                           Caledonian House
                           P.O. Box 1043
                           George Town, Grand Cayman

Designated Filer:          Ritchie Capital Management, L.L.C.

Issuer and Ticker Symbol:  KFX Inc. (KFX)

Date of Event
Requiring Statement:       April 30, 2002


                                       RAM TRADING, LTD.

                                       By: Ritchie Capital Management, L.L.C.,
                                           its Investment Manager

                                           By: THR, Inc.


                                               By: /s/ A.R. Thane Ritchie
                                                   -----------------------------
                                                   A.R. Thane Ritchie, President

                             JOINT FILER INFORMATION
                             -----------------------

Name:                      RAM Capital, L.L.C.

Address                    210 East State Street
                           Batavia, Illinois 60510

Designated Filer:          Ritchie Capital Management, L.L.C.

Issuer and Ticker Symbol:  KFX Inc. (KFX)

Date of Event
Requiring Statement:       April 30, 2002


                                   RAM CAPITAL, L.L.C.

                                   By:   Ritchie Capital Management, L.L.C.,
                                         its Investment Manager

                                         By:   THR, Inc.


                                               By: /s/  A. R. Thane Ritchie
                                                   -----------------------------
                                                   A.R. Thane Ritchie, President

                             JOINT FILER INFORMATION
                             -----------------------

Name:                      RAM Capital Investments, Ltd.

Address                    c/o Caledonian Bank & Trust Limited
                           Caledonian House
                           P.O. Box 1043
                           George Town, Grand Cayman

Designated Filer:          Ritchie Capital Management, L.L.C.

Issuer and Ticker Symbol:  KFX Inc. (KFX)

Date of Event
Requiring Statement:       April 30, 2002


                                    RAM CAPITAL INVESTMENTS, LTD.

                                    By:  Ritchie Capital Management, L.L.C.,
                                         its Investment Manager

                                         By:   THR, Inc.


                                               By: /s/  A.R. Thane Ritchie
                                                   -----------------------------
                                                   A.R. Thane Ritchie, President

                             JOINT FILER INFORMATION
                             -----------------------

Name:                      THR, Inc.

Address                    210 East State Street
                           Batavia, Illinois 60510

Designated Filer:          Ritchie Capital Management, L.L.C.

Issuer and Ticker Symbol:  KFX Inc. (KFX)

Date of Event
Requiring Statement:       April 30, 2002


                                  THR, INC.


                                  By:  /s/  A.R. Thane Ritchie
                                       ----------------------------------
                                       A.R. Thane Ritchie, President

                             JOINT FILER INFORMATION
                             -----------------------

Name:                      A.R. Thane Ritchie

Address                    210 East State Street
                           Batavia, Illinois 60510

Designated Filer:          Ritchie Capital Management, L.L.C.

Issuer and Ticker Symbol:  KFX Inc. (KFX)

Date of Event
Requiring Statement:       April 30, 2002



                                        /s/  A.R. Thane Ritchie
                                      -----------------------------------
                                      A.R. Thane Ritchie